EXHIBIT 10.20

ASSIGNMENT AGREEMENT AND

AMENDMENT TO EMPLOYMENT AGREEMENT

This Assignment Agreement and Amendment to Employment Agreement (this “Agreement”) is entered into this 26th day of August, 2008 among CAM Mining LLC (“Assignor”), a Delaware limited liability company, Rhino Energy LLC (“Assignee”), a Delaware limited liability company, and Chad Hunt (the “Employee”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Assignor and the Employee are parties to an Employment Agreement dated September 1, 2006, as amended by an Amendment to Employment Agreement dated October 31, 2006 and a Second Amendment to Employment Agreement dated March 10, 2008 by and between Assignor and Employee (the “Employment Agreement”);

WHEREAS, the Assignee is an affiliate of the Assignor; and

WHEREAS, the Assignor desires to assign all of its rights and obligations under the Employment Agreement to the Assignee;

NOW, THEREFORE, the parties hereto agree as follows:

1.             The Assignor hereby assigns to the Assignee all of the Assignor’s rights and obligations under the Employment Agreement pursuant to Section 10 of the Employment Agreement, such assignment to become effective as of the date first set forth above (the “Effective Date”).   The Assignor acknowledges that this Assignment shall not relieve the Assignor from its obligations under the Employment Agreement up to and through the Effective Date.

2.             The Assignee hereby accepts from the Assignor all of the Assignor’s  rights under the Employment Agreement and undertakes, assumes and agrees to perform, pay and become liable for and discharge when due all of the Assignor’s liabilities and obligations under the Employment Agreement accruing from and after the Effective Date.

3.             This Assignment Agreement shall operate as, and constitute an, amendment to the Employment Agreement pursuant to which Assignee replaces Assignor as the Employer under the Employment Agreement and Employee ceases to be employed by Assignor and becomes an employee of Assignee.

4.             Employee hereby (a) acknowledges and accepts the assignment by Assignor to the Assignee of all of the Assignor’s rights and obligations under the Employment Agreement with such assignment to be effective as of the Effective Date and (b) acknowledges that the assignment of Employee’s employment and Assignor’s rights and obligations under the Employment Agreement shall not cause a termination of Employee’s employment for purposes of the Employment Agreement.

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5.         At the Effective Time, the Employment Agreement shall be amended as follows:

A.            The date “August 31, 2010” in Paragraph 1 of the Original Agreement, titled “Terms and Duties,” is changed to “August 31, 2011.”  The remaining portion of Paragraph 1 of the Original Agreement shall remain unchanged.

B.            The first four sentences of Paragraph 2 of the Original Agreement, titled “Compensation,” (i.e. the language beginning with “For Employees services hereunder during the Employment Term…” and ending with “determined and paid within 120 days of the end of each calendar year of the Employment Term.”) is hereby deleted in its entirety and replaced with the following language:

For Employee’s services hereunder during the Employment Term, Employee shall pay to Employee a salary at the rate of $170,000 per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures; Employee’ salary shall be reviewed annually.  Employee shall be eligible for an annual discretionary  bonus of up to 40% of Employee’s base salary, which bonus shall be determined by Employer in its sole discretion.  Such bonus shall be determined and paid within 120 days of the end of each calendar year of the Employment Term.

The remaining portion of Paragraph 2 of the Original Agreement shall remain unchanged.

C.            Paragraph 4 of the Original Agreement, titled “Place of Employment,” is hereby deleted in its entirety and replaced with the following language:  “The Employee’s regular place of employment during the Employment Term shall be at the Employer’s offices in Fayette County, Kentucky.”

D.            Employee shall be entitled to three (3) weeks paid vacation per year.

E.             Paragraph 6(b) of the Original Agreement, titled “Confidentiality; Competition,” is hereby deleted in its entirety and replaced with the following language:

The Employee agrees that during the Employment Term (and for a period of one (1) year after Employee’s voluntary resignation or three (3) months following Employee’s termination by the Employer with or without cause) the Employee will not (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining, coal processing, coal loading or coal marketing within the states of Kentucky, West Virginia, Ohio or Colorado. For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, member or partner. Notwithstanding the foregoing, there shall be no restriction under this subsection (b) on the Employee owning, as a passive investment, less than five percent (5%) of the voting or non-voting securities of any publicly traded company. During such period of non-competition, and for a period of six (6) months thereafter, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer, for himself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement;

Paragraphs 6(a) and 6(c) will remain unchanged.

F.             A new paragraph 9 is hereby added (and existing Paragraphs 9 through 17 of the Employment Agreement shall be deemed renumbered accordingly) as follows:

9.     Indemnification.  Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken by Employee in the scope of Employee’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction.  The obligations of Employer under this Section 9 shall survive the termination of this Agreement.

G.            The last sentence of Paragraph 14 of the Employment Agreement (renumbered Paragraph 15 as provided immediately above), titled, “Governing Law,” is deleted in its entirety and replaced with the following:  “Employee hereby consents to the jurisdiction of the Courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue in any action brought in said

Except as specifically set forth herein, all other provisions of the Employment Agreement are will remain unchanged and are hereby ratified and confirmed.

6.             The Employee shall be entitled to a one-time conditional bonus payment (“Conditional Bonus”) in the amount of SIXTY THOUSAND DOLLARS ($60,000), which shall be paid by Employer at the time of signing this Agreement.  In the event that the Employee’s employment terminates before the Conditional Bonus is fully offset and refunded as provided herein for reasons other than the Employee’s death, disability or termination for cause, the Employee shall refund to the Employer the Conditional Bonus.  Any bonuses due and owing to Employee under the Employment Agreement as either a bonus payable upon the consummation of a public offering of the stock of Rhino Resources, Inc. or as an annual discretionary bonus, will be reduced by the full amount of, but not to exceed in the aggregate, the amount of the Conditional Bonus.  The repayments of any outstanding portion of the Conditional Bonus shall be due and owing immediately upon the Employee’s termination of employment (for reasons other than death,  disability or termination for cause).  The Employer shall also be entitled to withhold from the Employee’s compensation all or any portion of the compensation (after standard and required withholdings) in full or partial satisfaction of the repayment obligations due and owing by the Employee to the Employer hereunder.  The Employer and Employee expressly recognize and agree that the bonus offsets and the withholding by the Employer are permissible deductions or reductions permitted pursuant to Section 337.060 of the Kentucky Revised Statutes.

7.             This Assignment Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

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IN WITNESS WHEREOF, the parties hereto have each caused this Assignment Agreement to be executed, each as of the date first above written.

ASSIGNOR:

CAM MINING LLC

By:	/s/ David G. Zatezalo
David G. Zatezalo, President

ASSIGNEE:

RHINO ENERGY LLC

By:	/s/ Nicholas R. Glancy
Nicholas R. Glancy
Chief Executive Officer

EMPLOYEE:

CHAD HUNT

/s/ Chad Hunt

SIGNATURE PAGE

AGREEMENT